Exhibit 99.1
Dobson Communications Reports Preliminary Third Quarter Operating Results
OKLAHOMA CITY, Oct. 10, 2005 — Dobson Communications Corporation (Nasdaq:DCEL) today announced preliminary results for its third quarter ended September 30, 2005.
Dobson expects to report approximately 131,400 total gross subscriber additions for the third quarter of 2005, in line with 131,500 gross additions for the second quarter of 2005 and an increase from 121,600 gross subscriber additions for the third quarter of 2004.
Postpaid customer churn is expected to be approximately 2.82 percent for the third quarter of 2005, compared with 2.25 percent for the second quarter of 2005 and 2.05 percent for the second quarter of 2004.
Based on preliminary estimates, Dobson expects to report a net subscriber reduction of approximately 24,100 for the third quarter of 2005, reflecting a decline in its postpaid customer base of 34,500. The Company reported net subscriber reductions of 1,100 for the second quarter of 2005, reflecting a decline in its postpaid customer base of 9,000. For the third quarter of 2004, the Company reported 1,200 net subscriber additions and a reduction of 7,500 postpaid subscribers.
As of September 30, 2005, approximately 58 percent of Dobson’s 1.6 million subscribers were on GSM calling plans, compared with 47 percent at June 30, 2005. During the quarter, approximately 101,400 Dobson TDMA customers migrated to GSM calling plans.
Based on preliminary estimates, Dobson expects that average revenue per unit (ARPU) for the third quarter of 2005 will be approximately $46.75, compared with ARPU of $45.28 for the second quarter of 2005 and $41.20 for the third quarter last year.
The Company expects to report approximately 668 million roaming minutes of use (MOUs) for the third quarter of 2005, compared with pro forma roaming MOUs of 517 million for the second quarter of 2005 and 462 million for the third quarter of 2004. These roaming MOUs reflect same-store results, including acquisitions in all reporting periods.
Dobson plans to report full operating and financial results for the third quarter of 2005 on or before November 1, 2005.
Roaming Agreement Signed
Dobson announced that it has signed a new, six-year roaming agreement with T-Mobile USA, Inc.
Dobson also agreed, subject to finalization of definitive agreements and necessary regulatory approvals, to purchase from T-Mobile a portion of T-Mobile’s PCS spectrum covering approximately 3.4 million POPs (population) and to lease a portion of T-Mobile’s spectrum covering another 100,000 POPs. Dobson will lease spectrum in Minnesota and Oklahoma, and purchase spectrum in Kansas, Kentucky, Michigan, Missouri, Minnesota, New York, Ohio, Oklahoma, Pennsylvania, Texas and West Virginia.
“We are very pleased with this expansion of our business relationship with T-Mobile,” said Steve Dussek, chief executive officer and president of Dobson Communications. “Roaming traffic from T-Mobile has been growing the last two quarters, and we believe this agreement is an important step in further opening the companies’ networks to their respective customers and significantly improving the customer experience in our respective markets.”
Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 16 states. For additional information on the Company and its operations, please visit its Web site at www.dobson.net.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to additional data or changes in data that would affect the Company’s expected results and other factors. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.
CONTACT: Dobson Communications Corporation
     J. Warren Henry
     Vice President, Investor Relations
     (405) 529-8820